SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES

EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 21, 2008

THE NATIONAL SECURITY GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-18649	63-1020300
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

661 East Davis Street
Elba, Alabama 36323		36323
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	(334) 897-2273

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events

On October 21, 2008, The National Security Group, Inc. filed an 8-K to disclose the issuance of a press release regarding the declaration of a dividend and the revision of the Company’s dividend policy. A copy of this press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

Exhibit No.	Description of Document

99.1	Press release, dated October 21, 2008, issued by The National Security Group, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The National Security Group, Inc.

Dated: October 21, 2008	By: /s/ Brian R. McLeod
Brian R. McLeod Chief Financial Officer

Ex. 99.1

The National Security Group, Inc.
661 East Davis Street
Elba, AL 36323

PRESS RELEASE

The National Security Group, Inc. Declares Dividend and Revision to Dividend Policy
FOR IMMEDIATE RELEASE

For Additional Information: Contact Brian McLeod – Chief Financial Officer @ (334) 897-2273.

ELBA, ALABAMA (October 21, 2008)...On October 18, 2008 the Board of Directors of The National Security Group, Inc. (NASDAQ:NSEC), declared a quarterly dividend of $.225 per share. This cash dividend is payable on November 28, 2008 to shareholders of record on November 10, 2008.

In conjunction with the announcement of the regular quarterly dividend, the Board of Directors and Company Management is releasing guidance regarding the outlook for future dividend payments and notifying investors of a revision to the Company’s dividend policy:

The National Security Group, Inc. has 30-year history of providing a steady return on investment through the payment of dividends to shareholders. These dividends have contributed significantly to total shareholder return and have provided a steady, predictable income stream that is important to a large portion of our shareholder base.

Three significant events have occurred in 2008 that have forced us to revise our dividend policy. First, we have encountered an unusually high frequency of catastrophe related losses. In the first half of 2008 we incurred over $2.9 million (net of tax) in tornado and windstorm-related losses. In September of 2008 we incurred significant losses from Hurricanes Gustav and Ike, primarily in Louisiana and Texas. Losses from these two storms will cost in excess of $5.9 million net of reinsurance. The unprecedented frequency of storm activity will significantly reduce our 2008 earnings and capital position. While we remain adequately capitalized, we must focus on restoring capital levels in order to focus on long term growth and maximization of shareholder value.

Second, the recent adverse developments in the financial markets have affected our investments. We will incur charges to third quarter earnings of $1.2 million (net of tax) for Other Than Temporary Impairments to investments we hold in our portfolio. We will also incur reductions to our capital due to mark to market accounting rules that will adversely affect many of our corporate bond holdings and equity investments. We expect to ultimately recover substantially all of the reductions not related to Other Than Temporary Impairments, but will incur near term reductions in our capital position that must be addressed now.

Third, due to the unprecedented events that have unfolded in the global financial markets over the last few months we believe the ability to raise new capital in the financial sector, especially for smaller public companies, is going to be severely restricted. Further, if capital becomes available, we believe it will be more expensive. Therefore, we believe it prudent to adopt a more conservative dividend payout policy in order to rebuild the balance sheet strength of the Company. We are confident this will ultimately maximize long-term shareholder value.

As a consequence of these events, we are undertaking a comprehensive plan to restore and grow capital to help us take advantage of the opportunities that lie ahead. As part of this plan the Board of Directors has adopted a new dividend policy under which our quarterly dividend payouts will be reduced from $0.225 per share to approximately $0.15 per share. The Board will work with management each year to determine if our financial position will allow for any enhanced dividends to be paid, based upon the operating results of the Company and our anticipated near term capital needs. We believe these changes are in the best long term interests of the Company and our shareholders, and strike a compromise between maintaining a return to shareholders and ensuring a solid capital position for the Company.

With its home office in Elba, Alabama, The National Security Group, Inc. is an insurance holding company. Company shares are traded on the NASDAQ Global Market under the symbol NSEC.

This news release deals primarily with forward-looking statements based upon our estimates and expectations of future events. These statements are subject to certain risks and uncertainties that can cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. Many factors can cause our actual results to differ materially from those in the forward-looking statements. Thus, because we are addressing forward looking statements through this news release, you should view it in its entirety as a forward looking statement providing our outlook on future business. Please see our SEC filings on Forms 10K and 10Q for an additional discussion on important risk factors.